Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D/A (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of Genius Brands International, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 16, 2016

A Squared Holdings, LLC

/s/ Andrew A. Heyward
Andrew A. Heyward, Co-manager

/s/ Amy Moynihan Heyward
Amy Moynihan Heyward, Co-manager

/s/ Andrew A. Heyward
Andrew A. Heyward

/s/ Amy Moynihan Heyward
Amy Moynihan Heyward